Exhibit 5.1

December 21, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	Kraton Performance Polymers, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel of Kraton Performance Polymers, Inc., a Delaware corporation (the “Company”), and I have represented the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 5,950,426 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the TJ Chemical Holdings LLC 2004 Option Plan, the Polymer Holdings LLC 2009 Equity Incentive Plan, and the Polymer Holdings LLC Executive Deferred Compensation Plan (together, the “Plans”).

In connection with this letter, I or members of my staff, or outside attorneys working under my direction, have examined the originals or copies certified or otherwise identified to my satisfaction of the Registration Statement, the Company’s Articles of Incorporation, as amended, the Company’s By-Laws, as amended, and such other corporate documents, records, certificates, agreements, or other instruments relating to the Company and have made such other inquiries, all as I deemed necessary to enable me to render the opinions expressed below.

Based upon the foregoing, and subject to qualifications contained herein, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.  The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me in Item 5 of the Registration Statement without admitting or stating that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunders with respect to any part of the Registration Statement, including this exhibit.

Sincerely,

By:  /s/ Stephen W. Duffy

Stephen W. Duffy, General Counsel